Exhibit 3.37

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “EFUNDS CORPORATION” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, FILED THE FOURTH DAY OF APRIL, A.D. 2000, AT 3:30 O’CLOCK P.M.

CERTIFICATE OF DESIGNATION, FILED THE SEVENTH DAY OF JULY, A.D. 2000, AT 4 O’CLOCK P.M.

CERTIFICATE OF MERGER, FILED THE TWELFTH DAY OF SEPTEMBER, A.D. 2007, AT 9:50 O’CLOCK A.M.

CERTIFICATE OF MERGER, FILED THE TWENTY-THIRD DAY OF APRIL, A.D. 2009, AT 3:42 O’CLOCK P.M.

	SECRETARY’S OFFICE DELAWARE [SEAL]	/s/ Jeffrey W. Bullock
		Jeffrey W. Bullock, Secretary of State
2051596 8100X		AUTHENTICATION:	8063660
100671243		DATE:	06-18-10
You may verify this certificate online at corp.delaware.gov/authver.shtml

SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 03:30 PM 04/04/2000 001172901 – 2051596

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EFUNDS CORPORATION

eFunds Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies that the name of the corporation is eFunds Corporation, originally incorporated under the name “A.O. Smith Data Systems, Inc.” by filing its original certificate of incorporation with the Secretary of State of Delaware on December 27, 1984. This corporation’s Restated Certificate of Incorporation is hereby amended and restated in its entirety, in accordance with Delaware General Corporate Law Sections 103, 242 and 245, as follows:

ARTICLE I

The name of the corporation is eFunds Corporation.

ARTICLE II

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law, as amended from time to time (“Delaware Law”).

ARTICLE IV

The total number of shares which the corporation is authorized to issue is 350,000,000 shares as follows: 250,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and 100,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

The Preferred Stock may be issued from time to time by the board of directors as shares of one or more class or series. Subject to the provisions hereof and the limitations prescribed by law, the board of directors is expressly authorized, by adopting resolutions providing for the issuance of shares of any particular class or series and, if and to the extent from time to time required by law, by filing with the Delaware Secretary of State a certificate setting forth the resolutions so adopted pursuant to the Delaware Law, to establish the number of shares to be included in each such class or series and to fix the designation and relative powers, including voting powers, preferences, rights, qualifications, limitations and restrictions thereof relating to the shares of each such class or series. The authority of the board of directors with respect to each class or series shall include, but not be limited to, determination of the following:

(i) the distinctive serial designation of such series and the number of shares constituting such class or series;

(ii) the annual dividend rate on shares of such class or series, if any, whether dividends shall be cumulative and, if so, from which date or dates;

(iii) whether the shares of such class or series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(iv) the obligation, if any, of the corporation to retire shares of such class or series pursuant to a sinking fund;

(v) whether shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(vi) whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

(vii) the rights of the shares of such class or series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation; and

(viii) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such class or series.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges. When and as dividends are declared on the Common Stock, whether payable in cash, in property or in securities of the corporation, the holders of the Common Stock shall be entitled to share equally, share for share, in such dividends. Upon any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, after the payment in full of all amounts to which the holders of the Preferred Stock shall be entitled, the remaining assets of the corporation to be distributed to the holders of the stock of the corporation shall be distributed ratably among the holders of the shares of Common Stock. The holders of shares of the Common Stock shall be entitled to vote on all matters to be voted on by the stockholders of the corporation. On all matters to be voted on by the holders of Common Stock, the holders shall be entitled to one vote for each share thereof held of record.

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ARTICLE V

Without the affirmative vote of the holders of record of 66-2/3% of all of the shares outstanding and entitled to vote on the following matters and the approval of 66-2/3% of all of the directors of the corporation (with any fractional number of directors resulting from application of such percentage rounded up to the nearest whole number):

(a) The corporation shall not, directly or indirectly, consolidate with or merge into or with any other person or entity except that any subsidiary may consolidate with or merge into or with the corporation under the provisions of Section 253 of Delaware Law or into or with any wholly owned subsidiary of the corporation.

(b) The corporation shall not, directly or indirectly, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any person, entity or group that agrees to act together for the purpose of acquiring such properties and assets whether in a single transaction or a series or related transactions, except that the corporation or any subsidiary of the corporation may at any time or from time to time convey, transfer, lease or otherwise dispose of all or any of its properties and assets to the corporation or any wholly owned subsidiary of the corporation.

(c) The corporation shall not amend this Certificate of Incorporation or the by-laws of the corporation in any manner that would permit a director to be removed from office other than for cause.

(d) The corporation shall not amend or otherwise modify or repeal Articles V, VI, VII, VIII, IX, X, or XI of the Certificate of Incorporation.

ARTICLE VI

The number of directors to constitute the whole board of directors shall be such number (not less than one nor more than twelve) as shall be fixed from time to time by resolution of the board of directors adopted by such vote as may be required in the by-laws. The board of directors shall be divided into three classes as nearly equal in number as may be, with the term of office of one class expiring each year. The directors of the first class shall be elected to hold office for a term expiring at the annual meeting of stockholders in 2001, directors of the second class shall be elected to hold office for a term expiring at the next succeeding annual meeting in 2002, and directors of the third class shall be elected to hold office for a term expiring at the second succeeding annual meeting in 2003. Commencing in 2001, at each annual meeting of stockholders, successors to the directors whose terms shall then expire shall be elected to hold office for terms expiring at the third succeeding annual meeting of stockholders. In case of any vacancies, by reason of an increase in the number of directors or otherwise, each additional director may be elected by a majority of the directors then in office, even though less than a quorum of the board of directors, to serve until the end of the remainder of the term of the class to which such director is assigned and until his or her successor shall have been elected and qualified. Directors shall continue in office until others are chosen and qualified in their stead. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as may be feasible. No decrease in the number of directors shall shorten the term of any incumbent director.

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ARTICLE VII

All actions required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing of such stockholders.

ARTICLE VIII

In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to adopt, amend, alter and repeal from time to time the by-laws of the corporation by majority vote of all directors except that any provision of the by-laws requiring, for board action, a vote of greater than a majority of the board shall not be amended, altered or repealed except by such super-majority vote.

ARTICLE IX

Subject to Article V of this Certificate of Incorporation, the corporation reserves the right to amend this Certificate of Incorporation in any manner provided herein or permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

ARTICLE X

A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware Law is hereafter amended to further eliminate or limit the liability of a director of a corporation, then a director of the corporation, in addition to the circumstances set forth herein, shall have no liability as a director (or such liability shall be limited) to the fullest extent permitted by the Delaware Law as so amended. No repeal or modification of the foregoing provisions of this Article X nor, to the fullest extent permitted by law, any modification of law, shall adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

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ARTICLE XI

The corporation shall, to the full extent permitted by Delaware Law, indemnify each officer and director of the corporation and may, but shall not be obligated to, indemnify any employee or agent of the corporation who is not an officer or director of the corporation as follows:

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall or may, as applicable, be indemnified and held harmless by the corporation to the fullest extent authorized by Delaware Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Paragraph (c) hereof with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the corporation.

(b) Right to Advancement of Expenses. The right to indemnification conferred in Paragraph (a) of this Article XI shall include the right to be paid by the corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, if Delaware Law so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article XI or otherwise.

(c) Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of expenses conferred in Paragraphs (a) and (b) of this Article XI shall be contract rights. If a claim under Paragraph (a) or (b) of this Article XI is not paid in full by the corporation within sixty days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful

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in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense for the corporation that, and (ii) in any suit by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in Delaware Law. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that the indemnitee has met the applicable standard of conduct set forth in Delaware Law and that indemnification of the indemnitee is therefore proper in the circumstances, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense of the corporation to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the corporation.

(d) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Amended and Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or of disinterested directors or otherwise.

(e) Insurance. The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Delaware Law.

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IN WITNESS WHEREOF, the undersigned executes and acknowledges this Certificate and certifies that the same has been duly authorized by all requisite corporate action under Delaware General Corporate Law Sections 103, 242 and 245.

EFUNDS CORPORATION

By	/s/ Steven F. Coleman
Steven F. Coleman
Its Senior Vice President, General Counsel and Secretary

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SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:00 PM 07/07/2000 001346071 – 2051596

CERTIFICATE OF DESIGNATIONS

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

EFUNDS CORPORATION

The undersigned hereby certifies that the Board of Directors of eFunds Corporation (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, duly adopted the following resolution on April 1, 2000:

“RESOLVED, that a series of preferred stock of the Company is hereby created, and the designation and amount thereof and the relative rights and preferences of the shares of such series, are as set forth in Exhibit E appended hereto, and the proper officers of the Company axe hereby authorized and directed to complete all appropriate blanks in Exhibit E and to file the same with the Delaware Secretary of State.”

The undersigned further certifies that the following is a true and correct copy of the aforementioned Exhibit E, with the blanks referenced in the resolution of the Board filled in by the proper officers of the Company in accordance with the authority granted by the Board:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Preferred Shares”) and the number of shares constituting the Preferred Shares shall be 2,500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and any necessary stockholder approval; provided, however, that no decrease shall reduce the number of shares of Preferred Shares to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Preferred Shares.

Section 2. Dividends and Distributions.

(a) Subject to the rights of the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Preferred Shares with respect to dividends, the holders of Preferred Shares, in preference to the holders of Common Stock, par value $.01 (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Preferred Shares (the date of such issuance being hereinafter referred to as the “Issue Date”), in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.001 or (ii) subject to the provision for adjustment hereinafter set forth. 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Preferred Shares. In the event the Corporation shall at any time after the business day prior to the Company’s initial public offering (“Record Date”), declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Preferred Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) From and after the Issue Date, the Corporation shall declare a dividend or distribution on the Preferred Shares as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding Common Stock); provided that, from and after the Issue Date, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.001 per share on the Preferred Shares shall nevertheless be payable, out of funds legally available for such purpose, on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Preferred Shares from their date of issue. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights.

(a) Subject to the provision for adjustment hereinafter set forth, each Preferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Record Date, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein or by law, the holders of Preferred Shares and the holders of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c) Except as set forth herein or required by law, holders of Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Preferred Shares outstanding shall have been paid in full, the Corporation shall not;

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Shares, except dividends paid ratably on the Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Preferred Shares; or

(iv) redeem or purchase or otherwise acquire for consideration any Preferred Shares, or any stock ranking on a parity with the Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other certificate of designation creating a series of preferred stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares unless, prior thereto, the holders of Preferred Shares shall have received the greater of (i) $0.01 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Shares, except distributions made ratably on the Preferred Shares and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after the Record Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Preferred Shares were entitled immediately prior to such event under clause (1)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Preferred Shares shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Record Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The Preferred Shares shall not be redeemable.

Section 9. Rank. The Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets, junior to any other class of the Corporation’s Preferred Stock.

Section 10. Fractional Shares. Preferred Shares may be issued in fractions of a share which are integral multiples of one one-hundredth of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Preferred Shares.

Section 11. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or rights of the Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Shares, voting together as a single class.

IN WITNESS WHEREOF, I have subscribed my name this 5th day of July, 2000.

eFUNDS CORPORATION

By:	/s/ Steven F. Coleman
Steven F. Coleman
Secretary

State of Delaware Secretary of State Division of Corporations Delivered 09:52 AM 09/12/2007 FILED 09:50 AM 09/12/2007 SRV 071007429 – 2051596 FILE

CERTIFICATE OF MERGER

of

Agamemnon Merger Corp.

(a Delaware Corporation)

with and into

eFunds Corporation

(a Delaware Corporation)

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law (the “DGCL”), eFunds Corporation, a Delaware corporation (“eFunds”) hereby certifies the following information relating to the merger (the “Merger”) of Agamemnon Merger Corp., a Delaware corporation (“Agamemnon”) with and into eFunds:

FIRST: The names and states of incorporation of the constituent corporations (the “Constituent Corporations”) in the Merger are:

Name	State of Incorporation

eFunds Corporation	Delaware

Agamemnon Merger Corp.	Delaware

SECOND: The Agreement and Plan of Merger dated as of June 26, 2007, among Fidelity National Information Services, Inc. (“Parent”), Agamemnon and eFunds (the “Merger Agreement”), which sets forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations.

THIRD: The name of the corporation surviving the Merger (the “Surviving Corporation”) is eFunds Corporation, a Delaware corporation.

FOURTH: The certificate of incorporation of the Surviving Corporation shall be as set forth on Exhibit A hereto until changed or amended pursuant to the laws of the State of Delaware.

FIFTH: This Certificate of Merger and the Merger shall become effective immediately upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, whose address is 4900 North Scottsdale Road, Suite 1000, Scottsdale, Arizona 85251.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.

IN WITNESS WHEREOF, eFunds Corporation has caused this Certificate of Merger to be executed by its duly authorized officer on September 12, 2007.

By:	/s/ George W. Gresham
	Name:	George W. Gresham
	Title:	Chief Administrative Officer, Chief Financial Officer and EVP, Finance

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

EFUNDS CORPORATION

ARTICLE I

The name of the corporation is eFunds Corporation (the “Company”).

ARTICLE II

The purpose for which the Company is organized is the transaction of any or all lawful acts and activities for which corporations may be incorporated under the General Corporation Law of the State of Delaware (the “Delaware Law”).

ARTICLE III

The total number of shares of common stock the Company shall have authority to issue is 1,000. The common stock shall have a par value of $0.01 per share. Unless otherwise specifically provided herein, the holders of such shares shall be entitled to one vote for each share held in any stockholder vote in which any of such holders is entitled to participate. The board of directors may determine the powers, designations, preferences and relative, participating, optional or other special rights, including voting rights, and the qualifications, limitations or restrictions thereof, of the common stock and may increase or decrease the number of shares of common stock; provided, however, that the board of directors may not decrease the number of shares of common stock to less than the number of shares that are then issued and may not increase the number of shares of common stock above the total number of authorized shares for which the powers, designations, preferences and rights have not otherwise been set forth herein.

ARTICLE IV

The street address of the initial registered office of the Company is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its initial registered agent at such address is The Corporation Trust Company.

ARTICLE V

A director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware Law is hereafter amended to further eliminate or limit the liability of a director of a corporation, then a director of the Company, in addition to the circumstances set forth herein, shall have no liability as a director (or such liability shall be limited) to the fullest extent permitted by the Delaware Law as so amended. No repeal or modification of the foregoing provisions of this Article V nor, to the fullest extent permitted by law, any modification of law, shall adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

ARTICLE VI

The Company shall, to the full extent permitted by the Delaware Law, indemnify each officer and director of the Company and may, but shall not be obligated to, indemnify any employee or agent of the Company who is not an officer or director of the Company as follows:

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another Company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall or may, as applicable, be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Paragraph (c) hereof with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Company.

(b) Right to Advancement of Expenses. The right to indemnification conferred in Paragraph (a) of this Article VI shall include the right to be paid by the Company the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, if the Delaware Law so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan)

shall be made only upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article VI or otherwise.

(c) Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of expenses conferred in Paragraphs (a) and (b) of this Article VI shall be contract rights. If a claim under Paragraph (a) or (b) of this Article VI is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense for the Company that, and (ii) in any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking the Company shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware Law. Neither the failure of the Company (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that the indemnitee has met the applicable standard of conduct set forth in the Delaware Law and that indemnification of the indemnitee is therefore proper in the circumstances, nor an actual determination by the Company (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense of the Company to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Company.

(d) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Amended and Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or of disinterested directors or otherwise.

(e) Insurance. The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Delaware Law.

The Company elects not to be governed by Section 203 of the Delaware Law.

ARTICLE VII

Election of directors need not be by written ballot unless otherwise provided for in the bylaws. Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as otherwise provided by law. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to adopt the original bylaws of the Company, to amend or repeal the bylaws or to adopt new bylaws, subject to any limitations that may be contained in such bylaws.

STATE OF DELAWARE

CERTIFICATE OF MERGER OF A

FOREIGN CORPORATION INTO

A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

First: The name of the surviving corporation is eFunds Corporation, a Delaware corporation, and the name of the corporation merging into the surviving corporation is eFunds Corporation, a California corporation.

Second: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252 of the General Corporation Law of the State of Delaware.

Third: The name of the surviving corporation is eFunds Corporation, a Delaware corporation.

Fourth: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

Fifth: The authorized stock of the merging corporation is 20,000,000 shares, no par value.

Sixth: The merger is to become effective at the time of filing this Certificate of Merger.

Seventh: The Agreement of Merger is on file at 601 Riverside Avenue, 12th Floor, Jacksonville, Florida 32204, the place of business of the surviving corporation.

Eighth: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said Surviving Corporation has caused this certificate to be signed by its authorized officer, this 1st day of March, 2009.

EFUNDS CORPORATION, a Delaware corporation /s/ Charles H. Keller
Charles H. Keller
Senior Vice President and Secretary

00641926

State of Delaware Secretary of State Division of Corporations Delivered 03:42 PM 04/23/2009 FILED 03:42 PM 04/23/2009 SRV 090392774 – 2051596 FILE